Exhibit 99.1

News Release

2700 Lone Oak Parkway
Eagan MN 55121-1534
nwa.com
612-726-2331

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES REPORTS FULL YEAR 2006 RESULTS

EAGAN, Minn. - (February 6, 2007) - Northwest Airlines Corporation (OTC: NWACQ.PK) today reported a full year 2006 pre-tax profit of $301 million before reorganization items which compares to a full year 2005 pre-tax loss of $1.38 billion before reorganization items. Including reorganization items, Northwest reported a full year 2006 net loss of $2.8 billion versus a $2.56 billion net loss for the full year 2005.

For the fourth quarter, Northwest reported a pre-tax loss of $7 million before reorganization items versus a fourth quarter pre-tax loss of $386 million before reorganization items in 2005’s fourth quarter. Including reorganization items, Northwest reported a fourth quarter 2006 net loss of $267 million versus a $1.3 billion net loss for the fourth quarter of 2005.

Doug Steenland, Northwest Airlines president and chief executive officer, said, “Clearly, the work we have done to reposition Northwest for the long term is showing tangible results as we reported the first profitable year since 2000. To report an annual pre-tax profit is another major milestone in Northwest’s restructuring efforts.”

“The airline’s 2006 results improved by nearly $1.7 billion over 2005. Our efforts have allowed us to implement a new, competitive global network carrier cost structure, which when combined with the unique assets of Northwest Airlines, will produce strong results in the years ahead. Our customers, investors and employees will all benefit from a successful, global airline.”

Steenland continued, “Our progress to date is due in large measure to the hard work and personal sacrifices of our employees. One of our goals is to share Northwest’s success with employees. I am pleased to report that during the first quarter, Northwest will distribute approximately $44 million through its profit sharing and performance incentive payments as well as special holiday payments to our employees. We previously had authorized the sale of 20 percent of the unsecured claims held by employees, which were part of ratified collective bargaining agreements. The sale of this 20 percent interest will total approximately $181 million in cash for our employees. Last week, we authorized the sale of another 20 percent of the unions’ claims.”

FOURTH QUARTER FINANCIAL OVERVIEW

Operating revenues in the fourth quarter increased 2.2 percent versus the fourth quarter of 2005 to $2.98 billion. System passenger revenue increased 8.0 percent to $2.2 billion on 2.0 percent more mainline available seat miles (ASMs), resulting in a 5.9 percent improvement in unit revenue. Including regional carrier revenues, Northwest’s consolidated unit revenue improved 4.4 percent on 0.3 percent more ASMs. Because of the significant improvement in unit revenue reported by Northwest in the fourth quarter of 2005, year-over-year comparisons show smaller improvements than in previous quarters.

Operating expenses in the quarter decreased 9.9 percent year-over-year, excluding $23 million of unusual items related to the Aircraft Mechanics Fraternal Association severance, while mainline unit costs, excluding fuel and unusual items, decreased by 14.0 percent on 2.0 percent more ASMs. Salaries, wages and benefits decreased 22.6 percent, primarily due to a combination of labor cost reductions and headcount reductions. Aircraft rental expense decreased 41.0 percent, primarily due to restructured and rejected aircraft leases.

During the fourth quarter, fuel averaged $1.94 per gallon, excluding taxes, down 2.0 percent versus the fourth quarter of last year.

Northwest’s year-ending unrestricted cash and short-term investments balance was approximately $2.1 billion excluding $424 million of restricted cash and short-term investments.

Neal Cohen, executive vice president and chief financial officer, said, “We remain on target to complete our restructuring in the second quarter. We continue to work with our stakeholders to successfully complete this process.”

2006 ACCOMPLISHMENTS

“When we entered Chapter 11 protection in mid-September of 2005, we outlined three goals that would ensure our future success—establish a competitive cost structure including both labor and non-labor costs; develop a more efficient business model that would allow us to continue to deliver superior choice and service to our customers; and strengthen Northwest’s balance sheet with debt and equity levels consistent with long-term profitability,” Steenland said. Some of Northwest’s 2006 milestones included:

RESTRUCTURING

•                  Announcing its first profitable year since 2000. The 2006 full-year results improved by nearly $1.7 billion over 2005. Northwest expects to report further financial improvement in 2007.

•                  Right-sizing and re-optimizing its fleet and network by reducing systemwide capacity by approximately 10 percent during the first year in bankruptcy (as measured by the 12 months ending September 30, 2006) and by removing a number of mainline and regional aircraft from the Northwest fleet. For the full year 2006, NWA reduced its systemwide consolidated available seat miles by 7.5 percent.

•                  Further improving the airline’s revenue premium to the industry by a 12.3 percent year-over-year improvement in consolidated passenger unit revenue.

•                  Achieving a competitive network carrier cost structure, with a 10.8 percent year-over-year improvement in cost per available seat mile (CASM) excluding fuel and unusual items on reduced capacity, through the implementation of $2.4 billion annual cost reductions including: $1.4 billion in labor cost reductions, achieving market-based aircraft rates through $400 million in annual fleet ownership cost savings and $150 million reduction in annual interest expense related to unsecured debt. Northwest also realized approximately $100 million of the identified $350 million in non-labor savings in 2006, with the majority of the remaining savings to be realized in 2007.

•                  Protecting employee pensions and avoiding pension plan terminations by freezing its defined benefit pension plans, achieving pension reform legislation and implementing new defined contribution plans.

•                  Reducing the company’s total debt by nearly $4.3 billion through the elimination of unsecured debt, restructured aircraft and other secured obligations, and the refinancing of bank debt into a new DIP/Exit financing facility providing a competitive balance sheet and favorable capitalization ratios.

•                  Reaching new agreements and affirming existing new aircraft arrangements as part of Northwest’s re-fleeting goal was another accomplishment. NWA affirmed its deliveries of Airbus A330 aircraft and now has the youngest trans-Atlantic fleet in the industry. NWA also affirmed its position as the North American service launch airline of the new Boeing 787, with deliveries beginning in August 2008. The airline also ordered seventy-two 76-seat regional jets that will be introduced to Northwest passengers beginning later in 2007. The dual class jets are optimally sized for many domestic markets and will give the airline potential growth opportunities over time. In addition,

Northwest accelerated the retirements of the DC-10, 747-200 and ARJ85 regional jets.

•                  With Northwest’s unsecured claims and bonds trading at between 80 and 95 percent of value, potentially allowing Northwest creditors, including employees who were granted claims through ratified, collective bargaining agreements, to have one of the most substantial recoveries to creditors of any major network carrier restructuring.

•                  Meeting a key aircraft modernization target early in January 2007 when the last DC-10 was retired from commercial service. European, Japanese and Hawaiian routes flown with the DC-10 are now serviced by Airbus A330 and Boeing 747-400 aircraft, which offer additional customer amenities. Over its 34 years of service, Northwest’s DC-10s compiled a remarkable service record, completing more than 765,000 flights and carrying more than 125 million customers.

•                  Achieving its $1.4 billion in annual labor savings target by reaching permanent labor savings agreements with the Air Line Pilots Association (ALPA), the Aircraft Mechanics Fraternal Association (AMFA), the Aircraft Technical Support Association (ATSA), the International Association of Machinists and Aerospace Workers (IAM), the Northwest Airlines Meteorologists Association (NAMA) and the Transport Workers Union of America (TWU). The company also completed multiple rounds of salaried and management employee pay and benefit cuts, and the needed flight attendant labor cost savings.

EMPLOYEES

•                  Safeguarding the hard-earned pensions of our employees, a top priority for the airline in 2006. Northwest worked closely with union leadership and the Congress on a solution, the Pension Protection Act, which preserved pension benefits for the 73,000 Northwest pension plan participants. “We believed fervently that saving our pension plans was the right thing to do for our employees and we never wavered from that commitment,” Steenland said.

•                  Further empowering its employees as well as sharing the financial success of Northwest with them. The airline has formed 45 employee involvement teams in order to solicit employee input on programs ranging from fuel conservation to customer service. In addition to the unsecured claims in Northwest’s bankruptcy proceedings received by the company’s unions as part of collective bargaining agreements, Northwest will distribute approximately $44 million through its profit sharing and performance incentive payments as well as through special holiday payments.

CUSTOMERS

•                  Delivering efficient service to its customers as evidenced by the U.S. Department of Transportation statistics for the first eleven months of 2006. Northwest ranked first in fewest mishandled bags and fewest customer complaints, second in on-time arrivals and third in completion factor among its peer group of the six network airlines.

•                  Expanding international service to meet the needs of customers. In 2006, Northwest re-established its daily nonstop Minneapolis/St. Paul – London and WorldGateway at Detroit – Paris service and increased service during the summer from Seattle to its Tokyo hub. In addition, Northwest and joint venture partner KLM announced several new routes, scheduled to begin in 2007. The new routes Northwest will operate include Hartford-Amsterdam, Detroit-Brussels, and Detroit-Dusseldorf. Northwest will also expand Detroit-Amsterdam, Boston-Amsterdam and Detroit-Frankfurt service.

•                  Making the travel experience smoother for customers. Northwest introduced an “open boarding” process to reduce the amount of time customers spend boarding their flights. The airline also implemented food enhancements during the year including the reintroduction of meal choices in domestic first class, providing customers with healthier meal options.

•                  Responding to customers’ desire for efficient flight check-in. To better serve customers traveling throughout its global network, Northwest expanded its Internet check-in options on nwa.com by adding a “fax my boarding pass” feature for trans-Atlantic and trans-Pacific customers. In 2006, 81 percent of Northwest’s customers checked in for their flights over the Internet or at one of 1,100 self-service check-in kiosks worldwide. Northwest continues to offer check-in kiosks in more locations than any other airline.

FORWARD-LOOKING STATEMENTS

Certain of the statements made in this news release are forward-looking and are based upon information available to the Company on the date hereof. The Company, through its management, may also from time to time make oral forward-looking statements. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. Any such statement is qualified by reference to the following cautionary statements. The Company believes that the material risks and uncertainties that could affect the outlook of an airline operating under Chapter 11 and in a global economy include, among others, the ability of the Company to continue as a going concern, the ability of the Company to obtain and maintain any necessary financing for operations and other purposes, the ability of the Company to maintain adequate liquidity, the ability of the Company to absorb escalating fuel costs, the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time, the ability of the Company to develop, confirm and consummate a plan of reorganization with respect to its Chapter 11 proceedings, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases, the ability of the Company to obtain and maintain normal terms with vendors and service providers, the Company’s ability to maintain contracts that are critical to its operations, the ability of the Company to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the potential adverse impact of the Chapter 11 proceedings on the Company’s liquidity or results of operations, the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the Company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein. Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Form 10-Q for the quarter ended September 30, 2006 and “Item 1. Business - Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for 2005.

Developments in any of these areas, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, could cause the Company’s results to differ from results that have been or may be projected by or on behalf of the Company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements deal with the Company’s expectations about the future and are subject to a number of factors that could cause actual results to differ materially from the Company’s expectations. All subsequent written or oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the factors described above.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

###

For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions except per share amounts)

	Three Months Ended		Percent		Twelve Months Ended		Percent
	December 31		Change		December 31		Change
	2006	2005			2006	2005
OPERATING REVENUES
Passenger	$2,202	$2,038	8.0		$9,230	$8,902	3.7
Regional carrier revenues	306	355	(13.8)		1,399	1,335	4.8
Cargo	242	252	(4.0)		946	947	(0.1)
Other	230	270	(14.8)		993	1,102	(9.9)
Total operating revenues	2,980	2,915	2.2		12,568	12,286	2.3

OPERATING EXPENSES
Aircraft fuel and taxes	808	819	(1.3)		3,386	3,132	8.1
Salaries, wages and benefits	610	788	(22.6)		2,639	3,639	(27.5)
Aircraft maintenance materials and repairs	254	194	30.9		796	695	14.5
Selling and marketing	176	177	(0.6)		759	811	(6.4)
Other rentals and landing fees	126	145	(13.1)		562	627	(10.4)
Depreciation and amortization	129	139	(7.2)		519	544	(4.6)
Aircraft rentals	52	88	(40.9)		226	397	(43.1)
Regional carrier expenses	318	414	(23.2)		1,406	1,576	(10.8)
Other	390	412	(5.3)		1,512	1,654	(8.6)
Other unusual items (a)	23	—	n/m		23	130	(82.3)
Total operating expenses	2,886	3,176	(9.1)		11,828	13,205	(10.4)

OPERATING INCOME (LOSS)	94	(261)	136.0		740	(919)	180.5
Operating margin	3.2%	(9.0)%	12.2	pts	5.9%	(7.5)%	13.4	pts

OTHER INCOME (EXPENSE)
Interest expense, net	(142)	(131)	(8.4)		(555)	(600)	7.5
Investment income	36	20	80.0		109	80	36.3
Foreign currency gain (loss)	(3)	(2)	(50.0)		(7)	(9)	22.2
Other unusual items (b)	—	—	n/m		—	84	(100.0)
Other	8	(12)	n/m		14	(12)	n/m
Total other income (expense)	(101)	(125)	19.2		(439)	(457)	3.9

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(7)	(386)	98.2		301	(1,376)	n/m
Reorganization items, net (c)	(295)	(922)	68.0		(3,165)	(1,081)	n/m

INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(302)	(1,308)	76.9		(2,864)	(2,457)	(16.6)
Income tax expense (benefit)	(35)	1			(29)	7

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(267)	(1,309)			(2,835)	(2,464)
Cumulative effect of change in accounting principle (d)	—	—			—	(69)

NET INCOME (LOSS)	(267)	(1,309)			(2,835)	(2,533)
Preferred stock requirements	—	—			—	(22)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$(267)	$(1,309)			$(2,835)	$(2,555)
Earnings (Loss) per common share:
Basic and Diluted
Before cumulative effect of accounting change	$(3.06)	$(15.01)			$(32.48)	$(28.57)
Cumulative effect of accounting change	—	—			—	(0.79)
	$(3.06)	$(15.01)			$(32.48)	$(29.36)
Average shares used in computation:
Basic and Diluted	87	87			87	87

See accompanying consolidated notes.

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)

CONSOLIDATED NOTES:

(Unaudited)

(a)                   During the quarter ended December 31, 2006, the Company recorded $23 million in severance charges related to its November 6, 2006 ratified contract agreement with the Aircraft Mechanics Fraternal Association.

During the quarter ended September 30, 2005, the Company recorded pension curtailment charges in the amount of $82 million.

During the quarter ended June 30, 2005, the Company recorded aircraft and aircraft related write-downs of $48 million on nine owned and two leased aircraft across multiple aircraft fleets.

(b)                   During the quarter ended June 30, 2005, the Company sold approximately 1.5 million shares of Prudential Financial, Inc. common stock, which was distributed to Northwest in connection with Prudential’s demutualization.  Proceeds of the sale resulted in a $102 million gain.

On February 1, 2005, the Company recognized a loss of $18 million as a result of the sale of the Pinnacle Airlines note to Pinnacle Airlines Corp.  The outstanding balance on the note at the time of the sale was $120 million, and the purchase price was $102 million, inclusive of accrued interest.

(c)                   In connection with its bankruptcy proceedings, the Company recorded the following reorganization items:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(In millions)	2006	2005	2006	2005
Restructured Aircraft Lease/Debt Charges	$(269)	$(498)	$(1,598)	$(498)
Employee Claims, net	11	—	(1,053)	—
Pension Plan Curtailments, net	—	(127)	(283)	(127)
Aircraft Rejection Charges, net	7	(114)	(133)	(128)
Professional Fees	(23)	(22)	(63)	(23)
Aircraft and Aircraft Related Impairments	(34)	(153)	(62)	(153)
Asset Sale	12	—	27	—
Other	1	(8)	—	(8)
Debt and Lease Valuation Adjustments	—	—	—	(144)
	$(295)	$(922)	$(3,165)	$(1,081)

(d)                   During the quarter ended June 30, 2005, the Company changed its method of recognizing certain pension plan administrative expenses associated with the Company’s defined benefit plans and now includes them as a service cost component of net periodic pension cost.  The cumulative effect of applying this change to net periodic pension expense in prior years was $69 million, which was retroactively recorded as of January 1, 2005.

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)

PASSENGER REVENUES
(Unaudited)

The following analysis by region is based on information reported to the DOT and excludes regional carriers:

	System		Domestic		Pacific		Atlantic
Fourth Quarter 2006
Passenger revenues (in millions)	$2,202		$1,410		$504		$288

Increase (Decrease) from Fourth Quarter 2005:
Passenger revenues	8.0%		5.1%		9.4%		21.7%

Scheduled service ASMs (capacity)	2.0%		1.0%		4.4%		1.7%
Scheduled service RPMs (traffic)	3.1%		3.0%		3.1%		3.7%
Passenger load factor	0.9	pts.	1.5	pts.	(1.0	) pts.	1.7	pts.
Yield	4.8%		2.1%		6.0%		17.4%
Passenger RASM	5.9%		4.0%		4.7%		19.7%

UNUSUAL AND REORGANIZATION ITEMS
(Unaudited, in millions except per share amounts)

	Three Months Ended December 31, 2006		Twelve Months Ended December 31, 2006
		Earnings (Loss)		Earnings (Loss)
	Income	per Share	Income	per Share
	(Loss)	Basic and Diluted	(Loss)	Basic and Diluted
Unusual and Reorganization Items:

Severance charges	$(23)	$(0.26)	$(23)	$(0.26)
Reorganization Items	(295)	(3.38)	(3,165)	(36.26)

	Three Months Ended		Twelve Months Ended
	December 31, 2005		December 31, 2005
		Earnings (Loss)		Earnings (Loss)
	Income	per Share	Income	per Share
	(Loss)	Basic and Diluted	(Loss)	Basic and Diluted
Unusual and Reorganization Items:
Curtailment Charges	$—	$—	$(82)	$(0.94)
Aircraft and Aircraft Related Write-Downs	—	—	(48)	(0.55)
Gain on Sale of Prudential Shares	—	—	102	1.17
Loss on Sale of Note to Pinnacle Airlines	—	—	(18)	(0.21)
Reorganization Items	(922)	(10.57)	(1,081)	(12.42)
Cumulative Effect of Change in
Accounting Principle	—	—	(69)	(0.79)

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)

OPERATING STATISTICS
(Unaudited)

	Three Months Ended				Percent		Twelve Months Ended				Percent
	December 31				Change		December 31				Change
	2006		2005				2006		2005
Scheduled Service - Consolidated: (1)
Available seat miles (ASM) (millions)	23,231		23,154		0.3		92,944		100,461		(7.5)
Revenue passenger miles (RPM) (millions)	18,992		18,719		1.5		78,044		81,914		(4.7)
Passenger load factor	81.8%		80.8%		1.0	pts.	84.0%		81.5%		2.5	pts.
Revenue passengers (millions)	16.6		16.3		1.8		67.6		70.3		(3.8)
Passenger revenue per RPM (yield)	13.21	¢	12.79	¢	3.3		13.62	¢	12.50	¢	9.0
Passenger revenue per ASM (RASM)	10.80	¢	10.34	¢	4.4		11.44	¢	10.19	¢	12.3

Scheduled Service - Mainline: (2)
Available seat miles (ASM) (millions)	21,505		21,078		2.0		85,603		91,775		(6.7)
Revenue passenger miles (RPM) (millions)	17,735		17,195		3.1		72,606		75,820		(4.2)
Passenger load factor	82.5%		81.6%		0.9	pts.	84.8%		82.6%		2.2	pts.
Revenue passengers (millions)	13.6		12.8		6.3		54.8		56.5		(3.0)
Passenger revenue per RPM (yield)	12.42	¢	11.85	¢	4.8		12.71	¢	11.74	¢	8.3
Passenger revenue per ASM (RASM)	10.24	¢	9.67	¢	5.9		10.78	¢	9.70	¢	11.1

Total operating ASM (millions)	21,551		21,121		2.0		85,738		91,937		(6.7)

Passenger service operating expense per total ASM (3) (4)	10.66	¢	11.85	¢	(10.0)		10.95	¢	11.53	¢	(5.0)
Unusual items per total ASM (5)	0.11	¢	0.00	¢	n/m		0.03	¢	0.14	¢	(78.6)
Mainline fuel expense per total ASM	3.26	¢	3.37	¢	(3.3)		3.43	¢	2.99	¢	14.7

Cargo ton miles (CTM) (millions)	566		607		(6.8)		2,269		2,397		(5.3)
Cargo revenue per ton mile	42.77	¢	41.60	¢	2.8		41.71	¢	39.51	¢	5.6

Fuel gallons consumed (millions)	397		397		0.0		1,593		1,745		(8.7)
Average fuel cost per gallon, excluding fuel taxes	193.92	¢	197.89	¢	(2.0)		202.47	¢	170.73	¢	18.6
Number of operating aircraft at end of period							372		379		(1.8)
Full-time equivalent employees at end of period							30,484		32,460		(6.1)

(1)                   Consolidated statistics include Northwest Airlink regional carriers.

(2)                   Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”).

(3)                   This financial measure excludes non-passenger service expenses.  The Company believes that providing financial measures directly related to passenger service operations allows investors to evaluate and compare the Company’s core operating results to those of the industry.

(4)                   Passenger service operating expense excludes the following items unrelated to passenger service operations:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(In millions)	2006	2005	2006	2005
Freighter operations	$222	$214	$804	$791
MLT Inc. - net of intercompany eliminations	36	35	193	193
Regional carriers	318	414	1,406	1,576
Other	14	9	43	43

(5)                   During the quarter ended December 31, 2006, the Company recorded $23 million in severance charges related to its November 6, 2006 ratified contract agreement with the Aircraft Mechanics Fraternal Association.

During the quarter ended September 30, 2005, the Company recorded pension curtailment charges in the amount of $82 million in operating expense.

During the quarter ended June 30, 2005, the Company recorded aircraft and aircraft related write-downs of $48 million on nine owned and two leased aircraft across multiple aircraft fleets in operating expense.